Exhibit (a)(1)(i)



                              THE OFFER TO PURCHASE

                            NT ALPHA STRATEGIES FUND
                         c/o The Northern Trust Company
                                 P.O. Box 75986
                             Chicago, IL 60675-5986

                 OFFER TO PURCHASE A PORTION OF ITS OUTSTANDING
                          INTERESTS AT NET ASSET VALUE
                              DATED APRIL 17, 2006

                 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
                    5:00 P.M., CENTRAL TIME, ON MAY 15, 2006,
                          UNLESS THE OFFER IS EXTENDED

To the Unitholders of
NT Alpha Strategies Fund:

         NT Alpha Strategies Fund, a Delaware statutory trust (the "Fund"), is offering to purchase for cash on the terms and conditions set forth in this offer and the related Letter of Transmittal (which together constitute the "Offer") up to 25% of interests in the Fund or portions thereof pursuant to tenders by holders of the Fund's common units (collectively, the "Unitholders") at a price equal to the net asset value of Interests as of March 31, 2006. (As used in this Offer, the term "Interest" or "Interests" as the context requires, shall refer to the units of interest in the Fund and portions thereof representing beneficial interest in the Fund.) The minimum amount of Units that a Unitholder may tender is equal to $100,000, provided, however, that if a Unitholder holds less than $100,000, the minimum amount of Units that a Unitholder may tender is 100% of the Unitholder's investment. This Offer is being made to all Unitholders and is not conditioned on any minimum amount of Interests being tendered, but is subject to certain conditions described below. Interests are not traded on any established trading market and are subject to strict restrictions on transferability pursuant to the Fund's Agreement and Declaration of Trust dated as of April 5, 2004 (the "Trust Agreement") and the securities laws.

         Unitholders should realize that the value of the Interests tendered in this Offer likely will change between March 31, 2006 (the last time net asset value was calculated) and June 30, 2006, when the value of the Interests tendered to the Fund will be determined for purposes of calculating the purchase price of such Interests. Unitholders tendering their Interests should also note that they will remain Unitholders in the Fund, with respect to the Interests tendered and accepted for purchase by the Fund, through June 30, 2006, the valuation date of the Offer when the net asset value of their Interests is calculated. Any tendering Unitholders that wish to obtain the estimated net asset value of their Interests should contact the Fund, at the telephone numbers or address set forth below, Monday through Friday, except holidays, during normal business hours of 8:30 a.m. to 5:00 p.m. (Central Time).

         Unitholders desiring to tender all or any portion of their Interests in accordance with the terms of the Offer should complete and sign the attached Letter of Transmittal and mail or fax it to the Fund in the manner set forth in
Section 4, below.

IMPORTANT

         THE FUND MAKES NO RECOMMENDATION TO ANY UNITHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING INTERESTS. UNITHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER INTERESTS, AND, IF THEY CHOOSE TO DO SO, THE PORTION OF THEIR INTERESTS TO TENDER.

         BECAUSE EACH UNITHOLDER'S INVESTMENT DECISION IS A PERSONAL ONE, BASED ON ITS FINANCIAL CIRCUMSTANCES, NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE FUND AS TO WHETHER ANY UNITHOLDERS SHOULD TENDER INTERESTS PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY THE FUND.

         THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED ON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR ON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

         Questions, requests for assistance and requests for additional copies of the Offer may be directed to:

                            NT ALPHA STRATEGIES FUND
                         c/o The Northern Trust Company
                                 P.O. Box 75986
                             Chicago, IL 60675-5986

                              Phone: (866) 494-4267
                               Fax: (312) 557-0411

TABLE OF CONTENTS

SUMMARY TERM SHEET............................................................4
   BACKGROUND AND PURPOSE OF THE OFFER........................................6
   OFFER TO PURCHASE AND PRICE................................................7
   AMOUNT OF TENDER...........................................................7
   PROCEDURE FOR TENDERS......................................................7
   WITHDRAWAL RIGHTS..........................................................8
   REPURCHASES AND PAYMENT....................................................9
   CERTAIN CONDITIONS OF THE OFFER............................................9
   CERTAIN INFORMATION ABOUT THE FUND........................................10
   MATERIAL FEDERAL INCOME TAX CONSEQUENCES..................................11
   MISCELLANEOUS.............................................................13

SUMMARY TERM SHEET

o As stated in the Trust Agreement and Registration Statement, NT Alpha Strategies Fund (hereinafter "we" or the "Fund") will repurchase your interests in the Fund ("Interest" or "Interests" as the context requires) at their net asset value (that is, the value of the Fund's assets minus its liabilities, multiplied by the proportionate interest in the Fund you desire to redeem). This offer (the "Offer") will remain open until 5:00 p.m., Central Time, on May 15, 2006 unless the Offer is extended (the "Expiration Date"). The net asset value will be calculated for this purpose on June 30, 2006 (the "Valuation Date"). The Fund reserves the right to adjust the Valuation Date to correspond with any extension of the Offer.

o The minimum amount of Units that a Unitholder may tender is equal to $100,000, provided, however, that if a Unitholder holds less than $100,000, the minimum amount of Units that a Unitholder may tender is 100% of the Unitholder's investment.

o You may tender all of your Interests, a portion of your Interests defined as a specific dollar value, or a portion of your Interests above a capital account balance of $10,000. If a Unitholder attempts to tender a portion of its Interests in an amount that would reduce the capital account balance to less than $10,000, then the Unitholder shall be deemed to have tendered the entirety of its Interests.

o If a Unitholder's tender is accepted, the Fund currently expects that it will calculate the NAV within 15 days of the Valuation Date. The Fund currently expects that it will make payments in connection with a Unitholder's tender promptly after calculation of the NAV, and in no event later than 30 days after the Valuation Date.

o The amount that a Unitholder may expect to receive on the repurchase of the Unitholder's Interests will be the value of those Interests determined on the Valuation Date based on the net asset value of the Fund's assets as of the Valuation Date. Payments will generally be made in cash equal to the value of the Interests repurchased.

o If we accept the tender of all or a portion of your Interests, we will pay the proceeds from: cash on hand, withdrawals of capital from the hedge funds in which the Fund has invested, and/or delivery through borrowing if the Offer is extended (which the Fund currently does not intend to do).

o Following this summary is a formal notice of our offer to repurchase your Interests. Our offer remains open to you until 5:00 p.m., Central Time, on May 15, 2006, the expected expiration date of the Offer. Until that time, you have the right to change your mind and withdraw any tender of your Interests.

o If you would like us to repurchase your Interests or a portion of your Interests, you should (i) hand deliver or mail the Letter of Transmittal (enclosed with the Offer), to the Fund at c/o The Northern Trust Company, P.O. Box 75986, Chicago, IL 60675-5986; or (ii) fax it to the Fund at (312) 557-0411 by May 15, 2006. IF YOU FAX THE LETTER OF TRANSMITTAL, YOU SHOULD MAIL THE ORIGINAL LETTER OF TRANSMITTAL TO THE FUND PROMPTLY AFTER YOU FAX IT (ALTHOUGH THE ORIGINAL DOES NOT HAVE TO BE RECEIVED BEFORE 5:00 P.M., CENTRAL TIME, ON May 15, 2006. Of course, the value of your Interests likely will change between March 31, 2006 (the last time net asset value was calculated) and June 30, 2006 when the value of your investment will be determined for purposes of calculating the purchase price for Interests.

o If you would like to obtain the estimated net asset value of your Interests, which we calculate monthly, based upon the information we receive from the managers of the investment funds in which we invest, you may contact us at (866) 494-4267 or at the address listed above on page 2, Monday through Friday, except holidays, during normal business hours of 8:30 a.m. to 5:00 p.m. (Central Time).

o Please note that just as you have the right to withdraw the tender of your Interests, we have the right to cancel, amend or postpone this Offer at any time before 5:00 p.m., Central Time, on May 15, 2006. Also realize that although the Offer expires on May 15, 2006, you will remain a Unitholder of the Fund with respect to the Interests you tendered that are accepted for purchase by the Fund through June 30, 2006 when the net asset value of your Interests is calculated.

1.    BACKGROUND AND PURPOSE OF THE OFFER.

         The purpose of this offer to repurchase units of NT Alpha Strategies Fund Delaware statutory trust interests (the "Offer") is to provide liquidity to Unitholders of the Fund ("Unitholders") that hold Interests, as contemplated by and in accordance with the procedures set forth in the Fund's Registration Statement. Because there is no secondary trading market for Interests and transfers of Interests are prohibited without prior approval of the Fund, the Board of Trustees of the Fund (the "Trustees") have determined, after consideration of various matters, including but not limited to those set forth in the Trust Agreement, that the Offer is in the best interests of Unitholders in order to provide liquidity for Interests as contemplated in the Trust Agreement. The Trustees intend to consider the continued desirability of making an offer to purchase Interests each quarter, but the Fund is not required to make any such offer.

         The purchase of Interests pursuant to the Offer will have the effect of increasing the proportionate interest in the Fund of Unitholders that do not tender Interests. Unitholders that retain their Interests may be subject to increased risks due to the reduction in the Fund's aggregate assets resulting from payment for the Interests tendered. These risks include the potential for greater volatility due to decreased diversification. However, the Fund believes that this result is unlikely given the nature of the Fund's investment program. A reduction in the aggregate assets of the Fund may result in Unitholders that do not tender Interests bearing higher costs to the extent that certain expenses borne by the Fund are relatively fixed and may not decrease if assets decline.

         Interests that are tendered to the Fund in connection with this Offer will be retired, although the Fund will issue new Interests from time to time as set forth in its Registration Statement.

2.    OFFER TO PURCHASE AND PRICE.

         The Fund will, on the terms and subject to the conditions of the Offer, repurchase up to 25% of the outstanding Interests that are properly tendered by Unitholders and not withdrawn (in accordance with Section 5 below) prior to the Expiration Date. The Fund reserves the right to extend, amend or cancel the Offer as described in Sections 3 and 7 below. The purchase price of an Interest tendered will be its net asset value on the Valuation Date, payable as set forth in Section 6. The Fund reserves the right to adjust the Valuation Date to correspond with any extension of the Offer. If the number of Interests properly tendered prior to the Expiration Date and not withdrawn is less than or equal to the authorized percentage of Interests (or such greater number of Interests as the Fund may elect to purchase pursuant to the Offer), the Fund will, upon the terms and subject to the conditions of the Offer, purchase all Interests so tendered. If more than the authorized percentage of Interests is duly tendered prior to the expiration of the Offer and not withdrawn, the Fund presently intends to, subject to the condition that there have been no changes in the factors originally considered by the Trustees when it determined to make the Offer and the other conditions set forth in Section 7, but is not obligated to, extend the Offer period, if necessary, and increase the number of Interests that the Fund is offering to purchase to an amount which it believes will be sufficient to accommodate the excess Interests tendered as well as any Interests tendered during the extended Offer period or purchase the authorized percentage of Interests (or such greater number of Interests sought) on a pro rata basis.

         UNITHOLDERS MAY OBTAIN MONTHLY ESTIMATED NET ASSET VALUE INFORMATION, WHICH THE FUND CALCULATES BASED UPON THE INFORMATION IT RECEIVES FROM THE MANAGERS OF THE INVESTMENT FUNDS IN WHICH THE FUND INVESTS, UNTIL THE EXPIRATION OF THE OFFER, BY CONTACTING THE FUND AT THE TELEPHONE NUMBERS OR ADDRESS SET FORTH ON PAGE 2, MONDAY THROUGH FRIDAY, EXCEPT HOLIDAYS, DURING NORMAL BUSINESS HOURS OF 8:30 A.M. TO 5:00 P.M. (CENTRAL TIME).

3.    AMOUNT OF TENDER.

         Subject to the limitations set forth below, Unitholders may tender all of their Interests, a portion of their Interests defined as a specific dollar value or a portion of their Interests above a capital account balance of $10,000. If a Unitholder attempts to tender a portion of its Interests in an amount that would reduce the capital account balance to less than $10,000, then the Unitholder shall be deemed to have tendered the entirety of its Interests. The Offer is being made to all Unitholders and is not conditioned on any minimum amount of Interests being tendered.

         If any or all of the Interests are properly tendered pursuant to the Offer and not withdrawn pursuant to Section 5 below , the Fund will, on the terms and subject to the conditions of the Offer, purchase all of the Interests so tendered unless the Trustees elect to cancel or amend the Offer, or postpone acceptance of tenders made pursuant to the Offer, as provided in Section 7 below. If more than 60% of Interests are duly tendered to the Fund prior to the expiration of the Offer and not withdrawn pursuant to Section 5 below, the Trustees will in their sole discretion consider whether it is appropriate to liquidate the Fund. The Offer may be extended, amended or canceled in various other circumstances described in Section 7 below.

4.    PROCEDURE FOR TENDERS.

         Unitholders wishing to tender Interests pursuant to the Offer should mail or fax a completed and executed Letter of Transmittal to the Fund, at the address set forth on page 2, or fax a completed and executed Letter of Transmittal to the Fund, at the fax number set forth on page 2. The completed and executed Letter of Transmittal must be received, either by hand delivery, mail or by fax, no later than the Expiration Date.

         The Fund recommends that all documents be submitted via hand delivery or certified mail, return receipt requested, or by facsimile transmission. A Unitholder choosing to fax a Letter of Transmittal must also send or deliver the original completed and executed Letter of Transmittal promptly thereafter. Unitholders wishing to confirm receipt of a Letter of Transmittal may contact the Fund at the address or telephone numbers set forth on page 2. The method of delivery of any documents is at the election and complete risk of the Unitholder tendering Interests including, but not limited to, the failure to receive any Letter of Transmittal or other document submitted by facsimile transmission. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Fund, in its sole discretion, and such determination shall be final and binding. The Fund reserves the absolute right to reject any or all tenders determined by it not to be in appropriate form or the acceptance of or payment for which would, in the opinion of counsel for the Fund, be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender with respect to any particular Interest or any particular Unitholder, and the Fund's interpretation of the terms and conditions of the Offer will be final and binding. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Fund shall determine. Tenders will not be deemed to have been made until the defects or irregularities have been cured or waived. Neither the Fund nor its agents shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give such notice.

5.    WITHDRAWAL RIGHTS.

         Any Unitholder tendering Interests pursuant to this Offer may withdraw its tender at any time prior to or on the Expiration Date. To be effective, any notice of withdrawal of a tender must be timely received at the address or fax numbers set forth on page 2. A form to give notice of withdrawal of a tender is available by calling the Fund at the telephone number indicated on page 2. All questions as to the form and validity (including time of receipt) of notices of withdrawal of a tender will be determined by the Fund, in its sole discretion, and such determination shall be final and binding. A tender of Interests properly withdrawn shall not thereafter be deemed to be tendered for purposes of the Offer. However, withdrawn Interests may be tendered again prior to the Expiration Date by following the procedures described in Section 4.

6.    REPURCHASES AND PAYMENT.

         For purposes of the Offer, the Fund will be deemed to have accepted (and thereby repurchased) Interests that are tendered as, if, and when, it gives written notice to the tendering Unitholder of its election to repurchase such Interest.

         Unitholders may tender all their Interests, a portion of their Interests defined as a specific dollar value or a portion of their Interests above the required minimum capital account balance. The amount a tendering Unitholder will be paid will equal the value of the Unitholder's capital account (or the portion thereof being purchased) determined as of the Valuation Date and will be based upon the net asset value of the Fund's assets as of that date, after giving effect to all allocations to be made as of that date.

         If a Unitholder's tender is accepted, the Fund will generally pay the value of the Interests repurchased approximately one month after the Valuation Date. The amount that a Unitholder may expect to receive on the repurchase of the Unitholder's Interests will be the value of those Interests determined on the Valuation Date based on the net asset value of the Fund's assets as of the Valuation Date. Payments will generally be made in cash equal to the value of the Interests repurchased.

         Unitholders may tender all of their Interests, a portion of their Interests defined as a specific dollar value or a portion of their Interests above a capital account balance of $10,000. If a Unitholder attempts to tender a portion of its Interests in an amount that would reduce the capital account balance to less than $10,000, then the Unitholder shall be deemed to have tendered the entirety of its Interests. The Offer is being made to all Unitholders and is not conditioned on any minimum amount of Interests being tendered.

         Although the Fund has retained the option to pay all or a portion of the purchase price by distributing securities in-kind, in each case, the purchase price will be paid entirely in cash except in the unlikely event that the Fund determines that the distribution of securities is necessary to avoid or mitigate any adverse effect of the Offer on the remaining Unitholders.

         It is expected that cash payments for Interests acquired pursuant to the Offer will be derived from: (a) cash on hand; (b) withdrawals of capital from the hedge funds in which the Fund has invested; and/or (c) possibly borrowings, as described below. Neither the Fund nor its investment adviser has determined at this time to borrow funds to purchase Interests tendered in connection with the Offer. However, depending on the dollar amount of Interests tendered and prevailing general economic and market conditions, the Fund, in its sole discretion, may decide to finance any portion of the purchase price, subject to compliance with applicable law, through borrowings.

7.    CERTAIN CONDITIONS OF THE OFFER.

         The Fund reserves the right, at any time and from time to time, to extend the period of time during which the Offer is pending by notifying Unitholders of such extension. During any such extension, all Interests previously tendered and not withdrawn will remain subject to the Offer. The Fund also reserves the right, at any time and from time to time, up to and including acceptance of tenders pursuant to the Offer, to: (a) cancel the Offer in the circumstances set forth in the following paragraph and in the event of such cancellation not to purchase or pay for any Interests tendered pursuant to the Offer; (b) amend the Offer; and (c) postpone the acceptance of Interests. If more than 60% of Interests are duly tendered to the Fund prior to the expiration of the Offer and not withdrawn pursuant to Section 5 below, the Trustees will in their sole discretion consider whether it is appropriate to liquidate the Fund. If the Fund determines to amend the Offer or to postpone the acceptance of Interests tendered, it will, to the extent necessary, extend the period of time during which the Offer is open as provided above and will promptly notify Unitholders.

         The Fund may cancel the Offer, amend the Offer or postpone the acceptance of tenders made pursuant to the Offer if: (a) the Fund would not be able to liquidate portfolio securities in a manner that is orderly and consistent with the Fund's investment objectives and policies in order to repurchase Interests tendered pursuant to the Offer; (b) there is, in the judgment of the Fund's Board, any (i) legal action or proceeding instituted or threatened challenging the Offer or otherwise materially adversely affecting the Fund, (ii) declaration of a banking moratorium by federal or state authorities or any suspension of payment by banks in the United States, Illinois, or New York State that is material to the Fund, (iii) limitation imposed by federal or state authorities on the extension of credit by lending institutions, (iv) suspension of trading on any organized exchange or over-the-counter market where the Fund has a material investment, (v) commencement of war, armed hostilities, terrorist action or other international or national calamity or Acts of God directly or indirectly involving the United States that is material to the Fund,
(vi) material decrease in the net asset value of the Fund from the net asset value of the Fund as of commencement of the Offer, or (vii) other event or condition that would have a material adverse effect on the Fund or its Unitholders if Interests tendered pursuant to the Offer were purchased; or (c) the Fund's Board determines that it is not in the best interests of the Fund to purchase Interests pursuant to the Offer. However, there can be no assurance that the Fund will exercise its right to extend, amend or cancel the Offer or to postpone acceptance of tenders pursuant to the Offer.

8.    CERTAIN INFORMATION ABOUT THE FUND.

         The Fund is organized as a Delaware statutory trust and the principal office of the Fund is located at 50 South La Salle Street, Chicago, Illinois 60675. The Fund's telephone number is (312) 630-6000. Interests are not traded on any established trading market and are subject to strict restrictions on transferability pursuant to the Trust Agreement and the Securities Act.

         The confidential private offering memoranda of the Fund's private feeder funds state that the Fund intends to effect quarterly tender offers. Apart from facts set forth in the immediately preceding sentence, the Fund does not have any plans or proposals that relate to or would result in: (a) the acquisition by any person of additional Interests (other than routine sales as disclosed in the Fund's registration statement); (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Fund; (c) any material change in the present distribution policy of the Fund;
(d) any change in the management of the Fund; (e) a sale or transfer of a material amount of assets of the Fund (other than as the Fund determines may be necessary or appropriate to finance any portion of the purchase price for Interests acquired pursuant to this Offer to Purchase or in connection with ordinary portfolio transactions of the Fund); (f) any other material change in the Fund's structure or business; or (g) any changes in the Trust Agreement or other actions that may impede the acquisition of control of the Fund by any person. For the avoidance of doubt, it should be noted that the Fund currently intends to make quarterly tender offers similar to the Offer on a going-forward basis.

9.    MATERIAL FEDERAL INCOME TAX CONSEQUENCES.

         TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, HOLDERS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THISOFFER IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY UNITHOLDERS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON UNITHOLDERS UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS BEING USED IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR
230) BY THE FUND OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) UNITHOLDERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

         The following summary is a discussion of the material United States federal income tax consequences of the Offer that may be relevant to (i) Unitholders who tender some or all of their Interests for cash pursuant to the Offer, and (ii) Unitholders who do not tender any of their Interests pursuant to our Offer. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, rulings issued by the Internal Revenue Service (the "IRS"), and judicial decisions and other applicable authorities, all as of the date hereof. All of the foregoing is subject to change or differing interpretations, possibly with retroactive effect. This summary does not purport to discuss all aspects of federal income taxation which may be important to a particular person in light of its investments or tax circumstances, or to certain types of investors subject to special tax rules (including financial institutions, broker-dealers, and insurance companies) , nor (except as otherwise expressly indicated) does it describe any aspect of state, local, foreign or other tax laws. This summary assumes that the Interests are held by the Unitholders for investment purposes (commonly referred to as "capital assets"). No advance ruling has been or will be sought from the IRS regarding any matter discussed herein. Further, no opinion of counsel has been obtained with regard to the Offer.

         THE UNITED STATES FEDERAL INCOME TAX TREATMENT OF A UNITHOLDER PARTICIPATING IN THE OFFER DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF UNITED STATES FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. ACCORDINGLY, YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF TENDERING YOUR INTERESTS IN THE FUND PURSUANT TO OUR OFFER OR OF A DECISION NOT TO TENDER IN LIGHT OF YOUR SPECIFIC TAX SITUATION.

         Tax Consequences to Unitholders. A cash distribution by the Fund in redemption of less than all of a Unitholder's Interests will reduce, but not below zero, the Unitholder's adjusted tax basis in all of his, her or its Interests held immediately before the distribution (see "Adjusted Tax Basis" below). If the distribution by the Fund to a Unitholder exceeds the Unitholder's adjusted tax basis in his, her or its Interests, the excess will be taxable to the Unitholder as though it were a gain from a sale or exchange of the Interests. Such gain generally will be long-term capital gain if the Unitholder's Interests have been held for more than one year. It is possible that partial redemptions made during the taxable year could result in taxable gain to a Unitholder where no gain would otherwise have resulted if the same partial redemption were made at the end of the taxable year.

         A Unitholder who redeems for cash all of his, her or its Interests will recognize gain or loss measured by the difference between the amount realized on the sale and the Unitholder's adjusted tax basis in the Interests sold (see "Adjusted Tax Basis" below). Such gain or loss generally will be long-term capital gain or loss if the Unitholder's redeemed Interests have been held for more than one year. The amount realized will include the Unitholder's allocable share of Fund nonrecourse borrowings (as defined for federal income tax purposes), if any, as well as any proceeds from the redemption.

         Long-term capital gains recognized by individuals and certain other noncorporate taxpayers generally will be subject to a maximum United States federal income tax rate of 15%.

         Adjusted Tax Basis. A Unitholder's adjusted tax basis is equal to the Unitholder's aggregate capital contributions to the Fund as adjusted by certain items. Basis is generally increased by the Unitholder's allocable share of Fund profits (and items of income and gain) and Fund nonrecourse borrowings (as defined for federal income tax purposes), if any. Basis is generally decreased by the Unitholder's allocable share of Fund losses (and items of loss, deduction and expense), the amount of cash distributed by the Fund to the Unitholder, and the Fund's tax basis of property (other than cash) distributed by the Fund to the Unitholder and any reduction in the Unitholder's allocable share of Fund nonrecourse borrowings (as defined for federal income tax purposes), if any.

         Information Reporting and Backup Withholding. If you tender any Interests, you must report the transaction by filing a statement with your United States federal income tax return for the year of the tender which provides certain required information to the IRS. To prevent possible application of back-up United States federal income tax withholding with respect to the payment of the Offer consideration, you are generally required to provide us with your correct taxpayer identification number. Back-up withholding is not an additional tax. Any amounts withheld under the back-up withholding rules may be refunded or credited against your United States federal income tax liability, if any, provided that the required information is furnished to the IRS.

         State and Local Withholding. If you tender any Interests pursuant to this Offer, we may be required under state or local tax laws to deduct and withhold a portion of our Offer price. You should consult your tax advisor concerning whether any state or local withholding would be required on a disposition of your Interests and whether such amounts may be available to you as a credit on your state or local tax returns.

10.   MISCELLANEOUS.

         The Offer is not being made to, nor will tenders be accepted from, Unitholders in any jurisdiction in which the Offer or its acceptance would not comply with the securities or Blue Sky laws of such jurisdiction. The Fund is not aware of any jurisdiction in which the Offer or tenders pursuant thereto would not be in compliance with the laws of such jurisdiction.